Exhibit 99.1


        Reliance Steel & Aluminum Co. Completes Acquisition of Everest Metals Based near Shanghai, China


    LOS ANGELES--(BUSINESS WIRE)--March 2, 2006--Reliance Steel & Aluminum Co. (NYSE:RS) announced today that Reliance Pan Pacific, Pte. Ltd. has completed its purchase of Everest Metals (Suzhou) Co., Ltd., a metals service center company based near Shanghai, China. Terms were not disclosed.
    Reliance Pan Pacific is a joint venture company formed in October of 2005 that is 70% owned by Reliance and 30% owned by Manufacturing Network Pte. Ltd., a Singapore company. Manufacturing Network sold its 100% interest in Everest Metals to Reliance Pan Pacific on March 1, 2006. Everest Metals was formed in 2001 and began processing and distributing primarily aluminum products to the electronics industry in 2002. Everest's 2005 revenues were approximately $5.5 million.
    Reliance's Chief Executive Officer, David H. Hannah, said, "This is a good opportunity for us to expand into a fast-growing region of the world and at the same time continue to serve our existing customers that have established businesses in China."
    Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 100 locations in
    32 states and Belgium, China and South Korea, the Company provides value-added metals processing services and distributes a full line of over 90,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 95,000 customers in various industries.
    Reliance and Earle M. Jorgensen Company filed an SEC Form S-4 Registration Statement and a preliminary proxy statement/prospectus on February 7, 2006, as amended. Investors and security holders are urged to read the proxy statement/prospectus that will be sent to Jorgensen stockholders regarding the proposed merger, when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the proxy statement/prospectus, when it is available, and other documents filed by Reliance and Jorgensen with the Securities and Exchange Commission at the Commission's web site at www.sec.gov. The proxy statement/prospectus and these other documents may also be obtained, when available, free of charge from Reliance at www.rsac.com. Jorgensen stockholders should read the definitive proxy statement/prospectus carefully before making a decision concerning the merger.
    Reliance and Jorgensen, and their respective directors, executive officers and certain other of their employees, may be soliciting proxies from Jorgensen's stockholders in favor of the approval of the merger. Information regarding the persons who may, under SEC rules, be deemed to be participants in the solicitation of Jorgensen's stockholders in connection with the merger is set forth in Reliance's proxy statement for its 2005 annual meeting, filed with the SEC on April 15, 2005 and in Jorgensen's proxy statement for its 2005 annual meeting, filed with the SEC on July 21, 2005, and additional information will be set forth in the definitive proxy statement/prospectus referred to above when it is filed with the SEC.
    Reliance Steel & Aluminum Co.'s press releases and additional information are available on the Company's web site at www.rsac.com. The Company was named to the 2006 Forbes Platinum 400 List of America's Best Big Companies and was also named as one of "America's Most Admired Companies" listed in the diversified wholesaler's category in the March 7, 2005 issue of Fortune.
    This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company's reports on file with the Securities and Exchange Commission.


    CONTACT: Reliance Steel & Aluminum Co.
             Investor Relations:
             Kim P. Feazle, 713-610-9937 or 213-576-2428
             kfeazle@rsac.com
             investor@rsac.com